                                                                      EXHIBIT 12


            CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                                 YEAR ENDED DECEMBER 31,
                                                          -------------------------------------------------------------------------
                                                             1999           2000           2001            2002             2003
                                                          ---------      ---------      ---------      -----------      -----------
Income from continuing operations ...................     $ 277,240      $ 490,987      $ 445,955      $   547,450      $   431,772

Income taxes for continuing operations ..............       142,786        233,367        227,811          285,882          230,401

Capitalized interest ................................        (8,784)        (7,959)        (8,941)          (3,672)          (3,179)

Preference security dividend requirements of
     subsidiary .....................................          (591)          (576)        (1,296)              --               --
                                                          ---------      ---------      ---------      -----------      -----------
                                                            410,651        715,819        663,529          829,660          658,994
                                                          ---------      ---------      ---------      -----------      -----------
Fixed charges, as defined:

   Interest .........................................       196,791        230,385        233,344          284,898          361,312

   Capitalized interest .............................         8,784          7,959          8,941            3,672            3,179

   Preference security dividend requirements
     of subsidiary ..................................           591            576          1,296               --               --

   Interest component of rentals charged to
     operating expense ..............................           590          1,060          1,413            1,644            1,764
                                                          ---------      ---------      ---------      -----------      -----------
   Total fixed charges ..............................       206,756        239,980        244,994          290,214          366,255
                                                          ---------      ---------      ---------      -----------      -----------
Earnings, as defined ................................     $ 617,407      $ 955,799      $ 908,523      $ 1,119,874      $ 1,025,249
                                                          =========      =========      =========      ===========      ===========
Ratio of earnings to fixed charges ..................          2.99           3.98           3.71             3.86             2.80
                                                          =========      =========      =========      ===========      ===========